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                                                                Exhibit 7(f)(ii)

                                    AMENDMENT
                                     TO THE
          RISK PREMIUM REINSURANCE AGREEMENT AND 1994 AMENDMENT THERETO

On September 1, 1983, Lutheran Mutual Life Insurance Company and The Lincoln National Life Insurance Company entered into a Form of Reinsurance Agreement (referred to below as the "Risk Premium Reinsurance Agreement") (the "Agreement").

On June 22,1994, Century Life of America (the successor company to Lutheran Mutual Life Insurance Company (now "CUNA Mutual Life Insurance Company") entered into a Form of Amendment to the Risk Premium Reinsurance Agreement between the Lutheran Mutual Life Insurance Company of Waverly, Iowa and The Lincoln National Life Insurance Company of Fort Wayne, Indiana (the "Amendment").

The parties agree that, effective December 31,2007: (a) CUNA Mutual Life Insurance Company assigns the Agreement (including the Amendment) to CUNA Mutual Insurance Society; and (b) all references to "CUNA Mutual Life Insurance Company" or "Century Life of America" in the Agreement and the Amendment will be changed to "CUNA Mutual Insurance Society."

Agreed to and accepted:

CUNA Mutual Insurance Society           The Lincoln National Life Insurance
                                        Company


By: /s/ Steven R. Suleski               By: /s/ Ronald L. Stopher
    ---------------------------------       ------------------------------------
Name: Steven R. Suleski                 Name: RONALD L. STOPHER
Title: VP, Assoc. General Counsel       Title: SENIOR VP
Date: 12/14/07                          Date: 12/11/2007